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                                                                      EXHIBIT 99

Contact:   Martin K. Weinbaum                   Jennifer Plath
           Vice President, Finance/CFO          Media Relations
           Smith-Gardner                        Smith-Gardner
           Phone: 561-265-2700                  Phone: 561-265-2700
           Fax: 561-454-4376                    Fax: 561-454-4566
                                                Email: jplath@smith-gardner.com


      SMITH-GARDNER ANNOUNCES INCREASE TO ALLOWANCE FOR DOUBTFUL ACCOUNTS

DELRAY BEACH, FL (May 25, 2000) -- Smith-Gardner (NASDAQ: SGAI), a leader in end-to-end software solutions for e-commerce, today announced that one of its enterprise solution clients has notified the Company that it is experiencing cash flow difficulties and is evaluating its business alternatives. Because the Company does not believe that it will be able to collect its current receivables from that client, the Company has set up an additional reserve of $1.2 million. As a result, the Company expects a reduction of earnings per share for the three months ended June 30, 2000, of approximately $0.05.

Smith-Gardner will have a conference call to discuss this development at 5:00 p.m. EDT on Thursday, May 25, 2000. The conference call telephone number is 888-243-1119.

ABOUT SMITH-GARDNER

Smith-Gardner is the premier provider of end-to-end e-commerce solutions worldwide. Smith-Gardner's family of products ensures customer satisfaction throughout the multi-channel shopping and buying experience. Headquartered in Delray Beach, Florida, the Company was founded in 1988 and has several hundred clients in 17 countries. Smith-Gardner operates regional headquarters throughout the United States, Europe and Asia Pacific. The Company's global client base includes Nordstrom.com, Hickory Farms, MicroWarehouse, KBkids.com, Nine West, Coldwater Creek, Outpost.com, Urban Outfitters and Zales. Smith-Gardner products earned Best of Comdex awards in 1998 and 1999, a Citation of Innovation at Internet and Electronic Commerce Expo in '99, and an award for Best New e-Commerce and Internet Product of the Year at The International Direct Marketing Fair in March. For more information on Smith-Gardner, visit the Company's web site at www.smith-gardner.com.


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This press release may contain forward-looking statements regarding the
Company's business. Such statements are subject to various risks and uncertainties, including those risks set forth in the prospectus dated January 29, 1999, which was used in connection with the Company's initial public stock offering, and the Company's Form 10-K for the period ended December 31, 1999, which may cause results to differ from management's current expectations.